Exhibit 99.1

Bidz.com Reports Financial Results for the First Quarter 2011

CULVER CITY, Calif., May 11, 2011 — Bidz.com (NASDAQ: BIDZ), a leading online retailer of jewelry, announced results for the first quarter ended March 31, 2011.

Net revenues for the first quarter of 2011 were $24.9 million, a decrease of 11.7%, compared with $28.2 million reported in the first quarter of 2010. The percentages of the Company’s domestic and international sales for the first quarter 2011 were 59.9% and 40.1%, respectively. The Company’s international sales as a percentage of net revenue increased to 40.1% compared with 37.9% in the previous year period.

“While we are disappointed with our first quarter results, we are working hard to strengthen the Bidz.com business by intensely focusing on the overall end-to-end customer experience. We are also enhancing our service offering in Canada and Australia, as well as working on providing our customers with the right assortment of merchandise in order to drive greater sales and growth,” stated, Leon Kuperman, President & Chief Technology Officer. “The Modnique business is experiencing strong momentum, which can be attributed to a combination of focusing on customer engagement, increased marketing efforts, sales events and improved operations. Our primary merchandise focus with Modnique continues to be apparel and accessories; however, we are also seeing demand for shoes, beauty, and home goods.”

Mr. Kuperman continued, “As we head into the second half of Q2 2011, we are continuing to experience weak sales trends on the Bidz.com site, particularly due to the change over to the new Bidz site user interface in March, which caused a negative impact to our sales as our existing customers had a hard time with the transition. We are optimizing the site based on specific customer feedback. Further, we anticipate that net revenue and gross profit will be lower this quarter, as the second quarter is a seasonally weak period for the Company.”

	Three Months Ended March 31,
Sales Metrics (1)	2011	2010	% Change
Average selling price per order (gross)	$187	$202	-7.4%
Number of new buyers	40,711	41,264	-1.3%
Average sales value per item	$47	$48	-2.1%
Average orders per day	1,550	1,728	-10.3%
Average items sold per day	6,110	7,298	-16.3%
Average items sold per transaction	3.9	4.2	-7.1%
Acquisition cost per new buyer	$40	$38	5.3%
Gross Margin $ per average order	$52	$52	0.0%

(1) Wholesale merchandise sales and Modnique.com sales are included in the sales metrics

In the first quarter of 2011, gross profit was approximately $7.0 million, compared with $7.2 million in the first quarter of 2010. Gross margin in the first quarter of 2011 increased to 28.0%, above our guidance range, and compared with 25.5% in the same period of 2010. The year-over-year increase in gross profit as a percentage of sales was primarily due to higher shipping revenue as a percentage of net revenue.

General and administrative expenses for the first quarter of 2011 were $5.7 million compared with $5.4 million in the first quarter of 2010. The increase in G&A was due to higher expenses for Modnique and legal expenses for the quarter. Sales and marketing expense for the first quarter 2011 was flat at $1.6 million. Sales and marketing expense as a percentage of net revenue increased to 6.6% from 5.6% in the prior year period.

Total operating expenses in the first quarter 2011 were $7.4 million versus $7.2 million in the prior year period. Loss from operations for the first quarter of 2011 was $466,000, compared to loss from operations of $25,000 in the first quarter of 2010.

Net loss for the first quarter of 2011 was $382,000, or $0.02 per fully diluted share, on 19.4 million weighted average diluted shares outstanding.  This is compared to net income of $111,000, or $0.01 per fully diluted share, on 21.9 million weighted average diluted shares outstanding in the same period of 2010.

The Company’s balance sheet had approximately $3.8 million in cash and $27.7 million in positive working capital with a zero debt balance. The Company believes that cash currently on hand and cash flows from operations will be sufficient sources of capital to continue funding its operations and to pursue its growth strategy for the foreseeable future.

Under the existing share repurchase program implemented in June 2007, a total of $33.5 million had been authorized for share repurchases, and to date, a total of 5.8 million shares have been repurchased for a total of approximately $21.2 million. The Company has approximately $12.3 million authorized and remaining for additional share repurchases in open market transactions, subject to market conditions, share price and other considerations.

On May 6, 2011, the Company and Nyu-Satsu Inc., a Nevada corporation, entered into a consulting agreement pursuant to which Nyu-Satsu Inc. (“Consultant”) will provide certain consulting and other strategic advisory services, and provide related financial advisory and sales and marketing services to the Company. Concurrently with entry into the consulting agreement, the Company and Consultant entered into a lock-up agreement and mutual non-disclosure agreement, and the Company issued to Consultant a warrant to purchase common stock. As compensation for Consultant’s services under the consulting agreement, the Company issued to Consultant, concurrently with execution of the consulting agreement, a warrant to purchase 2,165,642 shares of the Company’s common stock, representing approximately 10% of the outstanding shares, including the warrant shares, at an exercise price equal to $1.40 per share. The warrant term is five years from the vesting date and contains customary anti-dilution provisions such as issuance of any stock dividends, forward stock split, reverse stock split, or any recapitalization of the outstanding Common Stock of Company. Exercise of the warrant is conditioned on the Consultant arranging, within ninety days after commencement of the consulting agreement, for a binding financing commitment in favor of the Company for a credit facility in the principal amount of at least $10 million with a minimum term of three (3) years and interest not to exceed nine (9) percent per annum and on such other terms as required by the Board of Directors of the Company.  The credit facility shall be subject at all times to the final approval or disapproval of the Board of Directors of Company.

Investor Conference Call

Bidz.com’s quarterly pre-recorded earnings conference call is scheduled to begin later today (May 11, 2011) at 1:30 p.m., PT (4:30 p.m. ET). To access the commentary in listen-only mode, please dial 1+ (877) 941-4776 for domestic calls and 1+ (480) 629-9666 for international calls.

The call will also be broadcast over the Internet via http://investors.bidz.com. To listen to the webcast, please visit the Investor Relations section of Bidz’s Website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. In addition, the webcast will be archived for 90 days, and a replay will be available beginning May 11, 2011, at 7:30 p.m. EST, through May 25, 2011 at 12:00 a.m. EST. To access the replay, dial 1+ (877) 870-5176 (U.S.) or 1+ (858) 384-5517 (International) and use passcode # 4437612.

About Bidz.com

Bidz.com, founded in 1998, is a leading online retailer of jewelry. Bidz offers its products through a live auction format as well as a fixed price online retail store, Buyz.com. Bidz also operates Modnique.com, a division of Bidz.com, a flash sale shopping site,  offering authentic premium brand name merchandise. Modnique offers its members exclusive access to 24-72 hour sales events on designer apparel, accessories, shoes, and houseware and much more at price points up to 85% below traditional retail prices.

Safe Harbor Statement

This press release includes forward looking statements about the Company’s estimated revenue and earnings within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including statements regarding the Company’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements. We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect the Company’s financial condition, results of operations, business strategy and financial needs. Risks and uncertainties include that our common stock is subject to short-selling and trading, and prices of our stock may be volatile; that we are subject to “prank” bidding; that we may face increasing costs to acquire new customers; the ability of the Company to attract customers to its website and offer attractive products; the ability to maintain profit levels while expanding international sales; the ability to detect fraud if we fail to maintain an effective system of internal controls; the ability to maintain our website, electronic data processing systems, and systems hardware; the ability to forecast accurately net revenue and plan for expenses; that we do not have a guaranteed supply of jewelry products and that we have a heavy concentration of inventory purchased from our top two suppliers; the ability to protect our intellectual property rights; and potential litigation and government enforcement actions that may result from our prior securities offerings. Please refer to Bidz.com’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Bidz.com undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

IR Contact:
Addo Communications, Inc.

Andrew Greenebaum, (310) 829-5400
andrewg@addocommunications.com

Tables to follow

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Bidz.com, Inc.

Balance Sheets

(in thousands, except share data and per share)

	December 31,	March 31,
	2010	2011
		(Unaudited)
Assets
Current assets:
Cash	$8,074	$3,784
Accounts receivable	682	491
Inventories, net of reserves of $1,694 and $1,523 at December 31, 2010 and March 31, 2011, respectively	32,136	35,854
Other receivables (includes related party amounts of $363 and $476 at December 31, 2010 and March 31, 2011, respectively)	1,824	1,536
Current portion of deferred tax assets	2,516	2,628
Other current assets	673	925
Total current assets	45,905	45,218
Long term deferred tax assets	662	624
Property and equipment, net	637	612
Intangible asset	235	327
Deposits	157	298
Total assets	$47,596	$47,079

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable (includes related party amounts of $3,119 and $4,346 at December 31, 2010 and March 31, 2011, respectively)	$14,188	$14,398
Accrued expenses	2,494	2,170
Deferred revenue	1,521	918
Total current liabilities	18,203	17,486

Contingencies	—	—

Stockholders’ equity:
Preferred stock: par value $0.001; authorized 4,000,000 shares; none issued
and outstanding at December 31, 2010 and March 31, 2011, respectively	—	—
Common stock: par value $0.001; authorized 100,000,000 shares; issued 19,708,991 and 19,376,177 and outstanding 19,379,177 and 19,376,177 at December 31, 2010 and March 31, 2011, respectively	20	19
Additional paid in capital	18,202	18,573
Shares held in treasury, at cost; 175,814 and 0 shares at December 31, 2010 and March 31, 2011, respectively	(212)	—
Retained earnings	11,383	11,001
Total stockholders’ equity	29,393	29,593
	$47,596	$47,079

Bidz.com, Inc.

Statements of Operations (unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2010	2011

Net revenue:
Merchandise sales	$26,467	$23,109
Wholesale merchandise sales (includes related party amounts of $1,197 and $995 for the three months ended March 31, 2010 and 2011, respectively)	1,647	1,637
Other revenue	75	151
	28,189	24,897
Cost of revenue	21,000	17,923
Gross Profit	7,189	6,974
Operating expenses:
General and administrative	5,411	5,666
Sales and marketing	1,587	1,643
Depreciation and amortization	216	131
Total operating expenses	7,214	7,440
Loss from operations	(25)	(466)
Other expense - interest (expense)	(11)	—
Loss before income tax benefit (expense)	(36)	(466)
Income tax benefit (expense)	(75)	84
Net loss	$(111)	$(382)

Net loss per share available to common shareholders - basic and diluted	$(0.01)	$(0.02)
Weighted average number of shares outstanding - basic and diluted	21,949,359	19,376,177

Bidz.com, Inc.

Statements of Cash Flows (unaudited)

(in thousands)

	Three Months Ended March 31,
	2010	2011

Cash flows provided by (used for) operating activities:
Net loss	$(111)	$(382)

Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation and amortization	216	131
Stock-based compensation	262	214
Deferred taxes	(21)	38
Changes in assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	(44)	191
Inventories	9,582	(3,718)
Other receivables	117	664
Current portion of deferred tax assets	138	(112)
Other current assets	1,799	(252)
Deposits	—	(141)
Increase (decrease) in liabilities:
Accounts payable	(2,099)	210
Accrued expenses	(352)	(324)
Deferred revenue	247	(603)
Net cash provided by (used for) operating activities	9,734	(4,084)

Cash flows (used for) investing activities:
Capital expenditures	(72)	(198)
Net cash (used for) investing activities	(72)	(198)
Cash flows (used for) financing activities:
Revolving credit line	(2,898)	—
Tax benefit from stock based compensation	—	(8)
Purchase of treasury shares	(102)	—
Net cash (used for) financing activities	(3,000)	(8)

Net increase (decrease) in cash	6,662	(4,290)
Cash, beginning of period	1,121	8,074
Cash, end of period	$7,783	$3,784

Supplemental disclosure of cash flow information:
Interest paid	$11	$—
Supplemental disclosure of non-cash investing and financing activities:
Retirement of treasury shares	$102	$212